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                                                                    EXHIBIT 13.3

                  Summarized Quarterly Financial Information

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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                        First           Second
          2001                         Quarter          Quarter
                                      ----------       ---------
   Total interest income              $3,780,886       3,790,938
   Total interest expense              1,792,532       1,675,215
   Net interest income                 1,988,354       2,115,723
   Provision for loan losses             141,000         141,000
   Investment Securities Gain (Loss)       1,647           6,244
   Total other income                    205,944         243,005
   Total other expenses                1,216,328       1,376,815
   Income before income taxes            838,617         847,157
   Net income                            582,165         603,218
   Net income per share                      .38             .39

                                        First          Second           Third          Fourth
          2000                         Quarter         Quarter         Quarter         Quarter
                                      ----------      ----------      ----------      ----------
   Total interest income              $3,497,338      $3,652,438      $3,830,686      $3,888,939
   Total interest expense              1,592,567       1,717,471       1,880,663       1,964,826
   Net interest income                 1,904,771       1,934,967       1,950,023       1,924,113
   Provision for loan losses              97,500          97,500         100,500         141,000
   Investment Securities Gain (Loss)      23,443              --              --               4
   Total other income                    207,183         191,360         231,450         226,688
   Total other expenses                1,227,411       1,204,469       1,204,439       1,179,994
   Income before income taxes            810,486         824,358         876,534         829,811
   Net income                            559,543         584,860         603,940         577,563
   Net income per share (1)                  .36             .38             .39             .38

                                        First          Second           Third          Fourth
          1999                         Quarter         Quarter         Quarter         Quarter
                                      ----------      ----------      ----------      ----------
   Total interest income              $3,117,090      $3,220,452      $3,455,711      $3,413,428
   Total interest expense              1,321,239       1,340,768       1,440,894       1,499,061
   Net interest income                 1,795,851       1,879,684       2,014,817       1,914,367
   Provision for loan losses              76,500          76,500          97,500          97,500
   Investment Securities Gain (Loss)       9,153           3,312              54             (20)
   Total other income                    198,994         479,611         199,019         183,297
   Total other expenses                1,133,286       1,177,455       1,284,423       1,145,078
   Income before income taxes            794,212       1,108,652         831,967         855,066
   Net income                            548,216         744,190         566,517         591,458
   Net income per share (1)                  .36             .48             .37             .38


   (1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000 and a stock split in the effect of a twenty
       (20) percent common stock dividend, declared October 12, 1999 to shareholders of record as of November 1, 1999.

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